EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that on November 3, 2005 it concluded an annual surveillance audit to maintain its registration to ISO 13485, a set of well-accepted international quality standards for medical device manufacturers. The audit was conducted by the National Standards Authority of Ireland (NSAI), an independent registrar. The lead auditor recommended that UTMD maintain registration to CAN/CSA ISO 13485:2000.

In the “Outcome of the Audit” section, the lead auditor wrote, “The organization [UTMD] should be commended for their dedication to compliance to the MDD (Medical Device Directive) and CMDR (Canadian Medical Device Directive).”

In the “Summary and Conclusion” section, the lead auditor wrote, “The documented [quality] system is functioning well,” and “Overall, the management system is meeting the expectations of the Standard under assessment.”

The lead auditor was the same person who led the NSAI surveillance audit in November 2004, which followed UTMD’s 2003 conversion from the ISO 9001 EN 46001 standard to the more rigorous medical device ISO 13485 standard.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices.